Exhibit 99.1
INSTRUCTIONS AS TO USE OF
LAZYDAYS HOLDINGS, INC. RIGHTS CERTIFICATE
CONSULT THE INFORMATION AGENT, YOUR BANK OR BROKER AS TO ANY QUESTIONS
The following instructions relate to the distribution of rights (the “Rights Offering”) by Lazydays Holdings, Inc., a Delaware corporation (“Company”), to all holders of record (the “Record Holders”) of its common stock, par value $0.01 per share (the “Common Stock”), Pre-Funded Warrants (the “Warrants”) and Series A Convertible Preferred Stock (the “Series A Preferred Stock”) as described in the Company’s prospectus dated [•], 2023 (the “Prospectus”). Record Holders of Common Stock, Warrants and Series A Preferred Stock as of 5:00 p.m., Eastern Time, on [•], 2023 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to purchase up to an aggregate of [•] shares of Common Stock at a subscription price of $[•] per whole share (the “Subscription Price”).
As described in the Prospectus, each Record Holder will receive one Right for each share of Common Stock (including shares of Common Stock issuable upon exercise or conversion of the Warrants and the Series A Preferred Stock) that such Record Holder owned as of 5:00 p.m., Eastern Time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [•], 2023, unless extended in the Company’s sole discretion (such time, the “Expiration Date”). Any Rights that are not exercised prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock. The Company will not be obligated to honor any purported exercise of Rights received by Broadridge Corporate Issuer Solutions, LLC, the subscription agent for the Rights Offering (the “Subscription Agent”), after 5:00 p.m., Eastern Time, on the Expiration Date.
Each Right allows the holder thereof to subscribe for [•] shares of Common Stock (the “Basic Subscription Right”) at the price of $[•] per whole share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of the Record Date, you would receive 100 Rights and would have the right to purchase [•] shares of Common Stock for the Subscription Price with your Basic Subscription Rights.
If a Record Holder fully exercises his Basic Subscription Right (other than those rights to acquire less than one whole share of Common Stock, which cannot be exercised) and other Record Holders do not fully exercise their Basic Subscription Rights, such holder may also exercise an over-subscription right (the “Over-Subscription Right”) to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the Rights Offering (such shares, the “Unsubscribed Shares”), subject to availability and pro rata allocation of the Unsubscribed Shares among all persons exercising their Over-Subscription Right. To the extent the Unsubscribed Shares are not sufficient to satisfy all of the properly exercised Over-Subscription Rights, the Unsubscribed Shares will be prorated among those who properly exercised Over-Subscription Rights in proportion to their respective Basic Subscription Rights. To the extent the holders properly exercise their Over-Subscription Rights for an aggregate amount of shares that is less than the number of the Unsubscribed Shares, each Rights holder will be allocated the full number of Unsubscribed Shares for which each such holder actually paid in connection with the Over-Subscription Right. The remaining shares of Common Stock will be allocated among all other holders exercising the Over-Subscription Right on the same pro rata basis described above.
Each Record Holder will be required to submit payment in full for all the shares such holder wishes to buy with his or her Basic Subscription Right(s) and Over-Subscription Right(s). Because the total number of Unsubscribed Share will not be known prior to the expiration of the Rights Offering, if a Record Holder wishes to maximize the number of shares of Common Stock he or she may purchase pursuant to such holder’s Over-Subscription Right(s), such holder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum investment amount that the Record Holder wishes to invest, assuming that no holder other than such Record Holder purchases any Shares pursuant to their Basic Subscription Rights and Over-Subscription Rights.
The Company will not issue fractional shares of Common Stock in the Rights Offering. If the number of Rights you exercise would otherwise permit you to purchase a fraction of a share, the number of shares of Common Stock that you may purchase will be rounded down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.
The Company will not be required to issue Shares to you if the Subscription Agent does not receive your payment prior to the Expiration Date, regardless of when you send the subscription payment and related documents, unless you send the documents in compliance with the guaranteed delivery procedures described below. The Company may extend the Expiration Date by giving written notice to the Subscription Agent before the expiration of the Rights Offering. If the Company elects to extend the Expiration Date, it will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Date. The Rights held by each Record Holder are evidenced by subscription rights certificates (the “Rights Certificates”). The Rights are non-transferable and may not be sold, transferred, assigned or given away to anyone, except by operation of law (e.g., by death) or by such holders that are closed-end funds to funds affiliated with such holders.
Do not send the Rights Certificate or payment to the Company. If you wish to participate in the Rights Offering, the Subscription Agent must receive your properly completed and duly executed Rights Certificate and any other required document, with full payment of the aggregate Subscription Price, including final clearance of any checks, before 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised your Rights, you may not cancel, revoke or otherwise amend the exercise of your Rights. Any Rights that are not exercised prior to the Expiration Date will be void, of no value and will cease to be exercisable for shares of Common Stock, and you will have no further rights under them.
The number of Rights to which you are entitled is printed on the face of your Rights Certificate. The number of Rights printed on the face of the Rights Certificate can be used to help you determine your percentage ownership for the purposes of determining the amount you elect to subscribe for pursuant to the Over-Subscription Right. You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.
YOUR RIGHTS CERTIFICATES, OR NOTICE OF GUARANTEED DELIVERY, AND FULL SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION RIGHT PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL AMOUNT OF SHARES SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION RIGHT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION RIGHT OR THE OVER-SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE.
1.	Method of Subscription — Exercise of Rights.
To exercise your Rights, you must properly complete and duly execute your Rights Certificate and any other required document and forward them, together with payment in full of the aggregate amount you wish to invest for which you have subscribed pursuant to the Basic Subscription Right and the Over-Subscription Right, to the Subscription Agent, to be received before 5:00 p.m., Eastern Time, on the Expiration Date. The Subscription Agent will hold funds received in payment for shares of Common Stock in escrow in a segregated bank account pending completion of the Rights Offering.
Your payment of the aggregate Subscription Price must be made in U.S. dollars for the entire amount you wish to invest in the Rights Offering by:
•	certified bank or cashier’s check drawn upon a U.S. bank payable to “Broadridge Corporate Issuer Solutions, LLC; or”
•	wire transfer of immediately available funds directly to the following account, with reference to the Rights holder’s name:
ABA/Routing number: 123000848
International/Swift code: USBKUS44IMT
Bank: U.S. Bank
800 Nicollet Mall
City/State/Country: Minneapolis, MN 55402 United States
Beneficiary Account Name: Broadridge

Account Number: 153910728465
Reference: Lazydays Rights Offer
For Further Credit Name: Lazydays Holdings Inc
For Further Credit Account Number: 153912200620
If you elect to exercise your Rights, the Company urges you to consider using a wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, the Company may, in its sole discretion, choose to accept your subscription, but shall be under no obligation to do so. In the case that payments received after 5:00 p.m., Eastern Time, on the Expiration Date are not honored, the Subscription Agent will return such payments to you, without interest or penalty, as soon as practicable.
If you elect to exercise your Rights, you should ensure that the Subscription Agent receives your funds by the Expiration Date. The risk of delivery of all documents and payments is borne by you, not by the Subscription Agent or the Company. The address to which subscription documents, Rights Certificate(s), Notice(s) of Guaranteed Delivery (if applicable) and subscription payments other than wire transfers should be mailed or delivered is:
By mail:*	By hand delivery or overnight courier, excluding U.S. Postal Service:

Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.
The Company may not honor the exercise of your Rights if you deliver the Rights Certificates, subscription documents or payment of the aggregate investment amount in a manner or method different than those set forth above.
If you have any questions concerning the Rights Offering, you may contact Broadridge Corporate Issuer Solutions, LLC. by telephone (888) 789-8409 or by email (shareholder@broadridge.com).
If you hold your shares of Common Stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the Rights on your behalf in accordance with your instructions.
If you send a payment that is insufficient to purchase the number of shares of Common Stock you requested, or if the number of shares of Common Stock you requested is not specified in the forms, the Subscription Agent will have the right to reject and return your subscription for correction.
If you submit a subscription payment that exceeds the amount necessary to purchase the number of shares of Common Stock for which you subscribed, then the excess amount will be returned to you by the Subscription Agent, without interest or penalty, as soon as practicable following the Expiration Date. If you own shares in through a broker, dealer, bank or other nominee, it may take longer for you to receive your subscription payment because the Subscription Agent will return payments through the record holder of your shares.
2.	Issuance of Common Stock
The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate. Shares of Common Stock purchased in the Rights Offering will be issued only in book-entry form, and no physical stock certificates will be issued for such shares.
(a)
Basic Subscription Right. If you are a holder of record of shares, all shares that you purchase in the Rights Offering will be issued in book-entry, or uncertificated, form meaning that you will receive a direct registration (DRS) account statement from the Company’s transfer agent, Continental Stock Transfer & Trust Company, reflecting ownership of the Common Stock. If your shares of Common

Stock are registered in the name of a broker, dealer, bank or other nominee, your shares of Common Stock will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the Rights Offering.
(b)
Over-Subscription Right. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Company's transfer agent, Continental Stock Transfer & Trust Company, will mail to each Rights holder that has fully subscribed for its Basic Subscription Right and that validly exercises the Over-Subscription Right a direct registration (DRS) account statement from the Company’s transfer agent, Continental Stock Transfer & Trust Company, reflecting ownership of the Common Stock allocated to such Rights holder pursuant to the Over-Subscription Right. If your shares of Common Stock are registered in the name of a broker, dealer, bank or other nominee, your shares of Common Stock will be issued to the same account, and you may request a statement of ownership from the nominee following the expiration of the Rights Offering.

(c)
Excess Cash Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Rights holder, without interest or penalty.

3.	Commissions, Fees, and Expenses
The Company is not charging any fee or sales commission to issue the Rights to you or to issue shares of Common Stock to you if you exercise your Rights (other than payment of the Subscription Price). If you exercise your Rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. The Company will pay all reasonable fees charged by the Subscription Agent and Information Agent.
4.	Execution
(a)
Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)
Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c)	Signature Guarantees. Your signature must be guaranteed by an eligible institution if you specify special payment or delivery instructions.
5.	Method of Delivery.
The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder. Payment received after the expiration of the Rights Offering may not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable. The Subscription Agent will be deemed to receive payment when:
•	the Subscription Agent receives a certified bank or cashier’s check drawn upon a U.S. bank payable to the Subscription Agent; or
•	the Subscription Agent receives a wire transfer of immediately available funds.
If you elect to exercise your Rights, the Company urges you to consider using wire transfer of funds to ensure that the Subscription Agent receives your funds before the expiration of the Rights Offering. If your required subscription exercise documentation is received by the Subscription Agent after the expiration of the Rights Offering, the Company may, in its sole discretion, choose to accept your subscription, but shall be under no obligation to do so.

6.	Determinations Regarding the Exercise of Your Rights.
The Company will resolve, in its sole discretion, all questions regarding the validity and form of the exercise of your Rights, including time of receipt and eligibility to participate in the Rights Offering. Such determinations will be final and binding. Once made, subscriptions are irrevocable, and the Company will not accept any alternative, conditional or contingent subscriptions or directions. The Company reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before 5:00 p.m., Eastern Time, on the Expiration Date, unless the Company waives them in its sole discretion. Neither the Company nor the Subscription Agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to the Company’s right to withdraw or terminate the Rights Offering, only when the Subscription Agent receives a properly completed and duly executed Rights Certificate and any other required documents and payment in full of the aggregate Subscription Price for all of the shares of Common Stock for which you have subscribed. The Company’s interpretations of the terms and conditions of the Rights Offering will be final and binding.